Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Don Tomoff Vice President, Finance and Treasurer Jo-Ann Stores, Inc. 330/463-6815 http://www.joann.com

JO-ANN STORES ANNOUNCES THIRD QUARTER SALES RESULTS

HUDSON, OH – November 3, 2005 – Jo-Ann Stores, Inc. (NYSE:JAS) reported today that October net sales increased 8.8% to $174.6 million from $160.5 million in the same period last year. October same-store sales increased 3.4% compared to a same-store sales decrease of 0.3% last year.

The Company indicated in its October 5, 2005 press release that it expected same-store sales could range from a decline of 2% to an increase of 2% for the remaining four months of fiscal 2006. Furthermore, the Company estimated that the gross margin rate in the third and fourth quarters of fiscal 2006 could decline 150 to 250 basis points versus the same period last year.

Although October same-store sales were better than the Company’s previously communicated expectations, the Company experienced substantial gross margin rate deterioration compared with the same period last year. The Company estimates the gross margin rate for the third quarter will be within its previously estimated range.

For the third quarter, net sales increased 5.8% to $474.2 million from $448.3 million for the same period last year. Same-store sales increased 0.7% for the quarter, versus a same-store sales decrease of 0.9% for the same period last year.

Year-to-date net sales increased 4.4% to $1.28 billion from $1.22 billion in the prior year. Year-to-date same-store sales increased 0.3%, versus a same-store sales increase of 2.7% for the same period last year.

The Company will announce its third quarter earnings on November 14, 2005. In conjunction with the earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time on November 14, 2005. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 700 Jo-Ann Fabrics and Crafts traditional stores and 142 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, longer-term unseasonable weather or wide spread severe weather, the impact of our and our competitors store openings and closings, the successful and timely completion and integration of the Company’s new distribution center, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.